Exhibit 99.2

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:

James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, JANUARY 26, 2006

STRATEGIC HOTEL CAPITAL, INC. ANNOUNCES

UPSIZING AND PRICING OF COMMON STOCK PUBLIC OFFERING

Chicago, IL – January 26, 2006 - Strategic Hotel Capital, Inc. (NYSE: SLH) today announced that it upsized its previously announced underwritten public offering from 9,000,000 shares to 18,027,513 shares. The offering was priced at $20.00 per share and consisted of 7,500,000 primary shares of common stock from the Company and 10,527,513 secondary shares of common stock sold by stockholders affiliated or associated with Prudential Financial, Inc. and Whitehall Street Real Estate Limited Partnerships VII and IX. The Company and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 500,000 and 2,204,127 shares of common stock at the public offering price, respectively, to cover over-allotments, if any. Net proceeds to the Company, after underwriting discounts but before expenses, are expected to total approximately $142.9 million. The Company expects that the offering will be completed on January 30, 2006, subject to customary closing conditions.

The offering will be made through an underwriting syndicate led by Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC with Goldman, Sachs & Co. as underwriter.

The Company expects to use the net proceeds from the offering to fund a portion of the acquisition of the Four Seasons Washington, D.C. hotel from an entity controlled by the Louis Dreyfus Property Group. Until the closing of the acquisition, the Company expects to use the net proceeds to repay amounts outstanding under its $125.0 million revolving credit facility and for general corporate purposes.

The communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering of the shares will be made only by means of a prospectus supplement and accompanying prospectuses as filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectuses may be obtained from the offices of Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Syndicate Department, from the offices of Wachovia Capital Markets, LLC, 375 Park Avenue, New York, NY 10152, Attention: Syndicate Department or from the offices of any of the other managing underwriters identified above.

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 8,269 rooms.

SOURCE Strategic Hotel Capital, Inc.